                                                                    EXHIBIT 11.1


                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES
                Calculation of Net Income (Loss) Per Common Share
                    (In Thousands, Except Per Share Amounts)



                                                              1996       1995     1994
                                                             ------    --------  --------
Net income (loss)                                            $1,770    ($5,400)  ($2,722)
                                                             ------    --------  --------
                                                             ------    --------  --------

Weighted average number of common and common equivalent equivalent shares outstanding:

Weighted average number of common shares outstanding          9,567      9,354     9,209

Dilutive effect of stock options after application of the
  treasury stock method                                         298         98        38


                                                             ------     ------   -------
Shares used in per common share computation                   9,865      9,452     9,247
                                                             ------     ------   -------
                                                             ------     ------   -------
Net income (loss) per common share                            $0.18     ($0.57)   ($0.29)
                                                             ------     -------   -------
                                                             ------     -------   -------



                                       -49-